                                                                      Exhibit 99
                                                                          Page 1


GORMAN-RUPP REPORTS IMPROVED 2003 RESULTS

Mansfield, Ohio - February 6, 2004 - The Gorman-Rupp Company (AMEX:GRC) reports 2003 profits improved 9.5% over 2002.

Net income for the year ended December 31, 2003 was $9,787,000 compared to $8,936,000 in 2002, equal to earnings per share of $1.15 and $1.05, respectively. Net sales during 2003 were $195,826,000 compared to $195,081,000 in 2002.

Net income for the fourth quarter ended December 31, 2003 was $3,463,000 or $0.41 per share compared to $1,628,000 or $0.19 per share during the same quarter in 2002, an increase of $1,835,000 or $0.22 per share. Net sales for the quarter were $49,159,000 compared to $47,425,000 in 2002, an increase of $1,734,000 or 3.7%. Income during the fourth quarter 2003 benefited approximately $776,000 or $0.09 per share as a result of the application of tax credits determined during the quarter and a lower effective tax rate.

Increased sales of pumps and related products were principally offset by a decline in sales to the power generation business resulting in a slight overall increase in net sales for the year 2003.

The favorable effect of cost containment programs and productivity improvements during the year were reduced by increased pension cost which impacted earnings per share $0.15 for the year.

Positive cash flow from operations, continuing profitability of all the Company's subsidiaries and divisions and no bank debt continue to position the Company well for the future.

Jeffrey S. Gorman, President and CEO, said that he is pleased with the Company's fourth quarter and year-end results and is encouraged that certain indicators are starting to show an increase in overall economic activity. The Company is cautiously optimistic that domestic capital spending will increase during 2004.

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Senior Vice President, Telephone (419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.


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                                                                     Exhibit 99
                                                                         Page 2


                    The Gorman-Rupp Company and Subsidiaries
                   Condensed Consolidated Statements of Income
                (in thousands of dollars, except per share data)


                                     Three  Months  Ended December 31,        Twelve Months Ended December 31,
                                                (unaudited)
                                         2003                 2002                2003                2002
                                       --------             --------            --------            --------
Net sales (1)                          $ 49,159             $ 47,425            $195,826            $195,081
Cost of products sold (1)                38,136               37,688             153,832             153,630
                                       --------             --------            --------            --------
Gross profit                             11,023                9,737              41,994              41,451

Selling, general &
  administrative expenses                 6,637                7,406              27,974              27,921
                                       --------             --------            --------            --------
Operating income                          4,386                2,331              14,020              13,530

Other income (expense), net                (187)                 287                 380                 673
                                       --------             --------            --------            --------
Income before income taxes                4,199                2,618              14,400              14,203
Income taxes                                736                  990               4,613               5,267
                                       --------             --------            --------            --------
Net income                             $  3,463             $  1,628            $  9,787            $  8,936
                                       ========             ========            ========            ========
Basic & diluted earnings
  per share                            $   0.41             $   0.19            $   1.15            $   1.05


(1) Prior period amounts have been reclassified to conform to the 2003 presentation.


                    The Gorman-Rupp Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                            (in thousands of dollars)

                                                 December 31,          December 31,
                                                     2003                  2002
                                                  ----------            ----------
                      Assets

Cash & cash equivalents                           $   17,446            $   13,086
Accounts receivable                                   32,148                29,234
Inventories                                           38,062                35,587
Other current assets & deferred
   income taxes                                        6,606                 5,952
                                                  ----------            ----------
     Total Current Assets                             94,262                83,859

Property, plant & equipment, net                      54,338                57,757
Other assets                                          12,339                11,230
                                                  ----------            ----------
     Total Assets                                 $  160,939            $  152,846
                                                  ==========            ==========
Liabilities and Shareholders' Equity

Accounts payable                                  $    6,163            $    6,557
Accrued liabilities & expenses                        15,745                12,725
                                                  ----------            ----------
     Total Current Liabilities                        21,908                19,282

Long-term notes payable                                 --                     291
Postretirement benefits                               22,569                21,817

Shareholders' Equity                                 116,462               111,456
                                                  ----------            ----------
     Total Liabilities & Shareholders'
        Equity                                    $  160,939            $  152,846
                                                  ==========            ==========

Shares outstanding                                 8,543,553             8,540,553

